Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-108997, 333-44034, and 33-47656 on Form S-8 of our report dated September 28, 2007, appearing in this Annual Report on Form 11-K of the Procter & Gamble International Stock Ownership Plan for the year ended June 30, 2007.
/s/ Deloitte & Touche, LLP
Cincinnati, Ohio
September 28, 2007